CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Advaxis, Inc.

We hereby consent to incorporation by reference in the Registration Statement (No. 333-147752) on Amendment Number 1 to Form SB-2 of our report dated January 15, 2008 on the balance sheet of Advaxis, Inc. (a development stage company) as of October 31, 2007, and the related statements of operations, stockholders’ equity (deficiency), and cash flows for the year ended October 31, 2007, and the amounts included in the cumulative columns for the year then ended. We also consent to the reference to our Firm under the caption "Experts".

MCGLADREY & PULLEN, LLP
New York, New York

January 15, 2008